                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              MILLIPORE CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      ----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
         Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange Act
         Rule 12a-6(i)(3)
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------

         5) Total fee paid:

         ---------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         ----------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

         3) Filing Party:

         ----------------------------------------------------------------------

         4) Date Filed:

         ----------------------------------------------------------------------

[LOGO] MILLIPORE

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 25, 2002

To the Stockholders of
  Millipore Corporation

   The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 2002 will be held at Millipore's Offices, 80 Ashby Road, Bedford, Massachusetts 01730 on Thursday, April 25, 2002 at 11:00 a.m. local time, for the following purposes:

    1. To elect for a three-year term (expiring in 2005) the three Class III Directors; and

    2. To consider and act upon a proposal to amend the Millipore Corporation 1999 Stock Incentive Plan to increase the number of shares available for grant under such plan by 5,000,000, as described in the accompanying proxy statement.

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

   Stockholders of record on the books of Millipore at the close of business on February 26, 2002 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          Jeffrey Rudin, Clerk

Bedford, Massachusetts
March 14, 2002

   Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

                             MILLIPORE CORPORATION
                                 80 Ashby Road
                         Bedford, Massachusetts 01730
                                 781 533-6000

                               -----------------

                                PROXY STATEMENT

                               -----------------

   This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 25, 2002 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 14, 2002.

   The Board of Directors of Millipore has fixed the close of business on February 26, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of February 26, 2002, there were approximately 48,000,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

   All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, and FOR Item 2 in the accompanying Notice of Meeting, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

   Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Georgeson Shareholder to distribute proxy material; solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $7,500 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

   Millipore has in effect a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their

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

vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

   Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

   In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

   Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

   Millipore has retained EquiServe Trust Company, N.A. ("EquiServe"), its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed EquiServe as to the Company's Confidential Stockholder Voting Policy.

   The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

   Millipore's By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

   Stockholders this year will be voting on the election of the three individuals identified as Class III Directors, whose terms will expire at the Annual Meeting of Stockholders in 2005. Each nominee in Class III is now a director of Millipore and was elected as such at the 1999 Annual Meeting of Stockholders, except for Richard J. Lane and Francis J. Lunger who were elected to the Board of Directors effective September 23, 1999 and August 15, 2001, respectively. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Six Directors will continue in office for the remainder of the terms indicated below, except for Mr. Zadel who will resign as Chairman of the Board and a Director of Millipore following the Annual Meeting of Stockholders on April 25, 2002.

   Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

   A favorable vote by stockholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class III Directors.

   Nominees for Election as Directors for Terms Expiring in 2005 (Class III)
--------------------------------------------------------------------------------

Maureen A. Hendricks, 50, Managing Director, Salomon Smith Barney, Inc.

   Mrs. Hendricks has been a Director of Millipore since 1995. She is currently Chairwoman of the Audit and Finance Committee and a Member of the Management Development and Compensation Committee.

   Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm's European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm's Global Debt Capital Markets and had responsibility for the firm's corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter's subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks became an Advisory Managing Director of Salomon Smith Barney in May 2001. Mrs. Hendricks previously served on the Board of Directors of the Young Women's Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

--------------------------------------------------------------------------------

Richard J. Lane, 51, Executive Vice President and President, Worldwide Medicines, Bristol-Myers Squibb Company

   Mr. Lane has been a Director of Millipore since 1999 and is a Member of the Audit and Finance Committee.

   Mr. Lane received an undergraduate degree from Temple University in 1973 and an M.B.A. in 1978 from The Wharton School, University of Pennsylvania. From 1973 to 1980, Mr. Lane held various sales and product management positions with LederleLabs (1973-1979) and A.H. Robins & Co. (1979-1980). In 1980 Mr. Lane joined Merck & Company, Inc., a leading pharmaceutical company, and served in positions of increasing responsibility in marketing and business planning and development, including Director, Business Development (1984-1986); Executive Director of Marketing (1989-1990); Managing Director, Merck, Sharp and Dohme (Europe) in the U.K. (1990-1991); Senior Vice President, Europe, Merck Human Health Division (1991-1993) and President, Merck Human Health North America
(1994). In 1995, Mr. Lane joined Bristol-Myers Squibb Company, a diversified worldwide health and personal care products company as Senior Vice President, Marketing and Medical, U.S. Primary Care Division, becoming President, U.S. Pharmaceutical Primary Care Division (1997) and President, U.S. Pharmaceutical Group (1997-1998). In 1998, Mr. Lane assumed the position of President, U.S. Medicines and Worldwide Franchise Management. He was also responsible for the Company's U.S. and Japan Consumer Medicines businesses. In January, 2000, Mr. Lane assumed responsibility as President, Worldwide Medicines, Bristol-Myers Squibb and subsequently became Executive Vice President of Bristol-Myers Squibb. Mr. Lane serves as a member of numerous civic and non-profit associations, including membership on: the Board of Directors, Juvenile Diabetes Foundation of Mid-

Jersey; the Board of Directors for the Robert Wood Johnson Hospital; the Board of Directors for the Seabrook Foundation; and the Board of Directors for the American Foundation of Pharmaceutical Educators. Mr. Lane is also a member of the Board of Trustees, University of Medicine & Dentistry at New Jersey.

--------------------------------------------------------------------------------

Francis J. Lunger, 56, President, Chief Executive Officer and Director (Chairman of the Board, effective April 25, 2002) Millipore Corporation

   Mr. Lunger has been a Director of Millipore since 2001 and will become Chairman of the Board effective April 25, 2002 following the Annual Meeting of Stockholders.

   Mr. Lunger received a B.S. degree in Accounting from Gannon University (PA) in 1968. From 1970-1976, Mr. Lunger practiced public accounting with Arthur Andersen & Co. In 1976, he joined Baxter International, a leading manufacturer of healthcare products and served in various management positions: Acting General Manager, Wallerstein Division (1976-1978); Vice President, Travenol International, Finance and Administration (1978-1980); Corporate Controller (1980-1982); and Vice President, Travenol Home Health Care (1982-1983). In 1983, Mr. Lunger joined Raychem Corporation, a developer, manufacturer and supplier of high-performance products utilizing specialized materials, serving as Corporate Controller until 1988. From 1988-1991, he served as Vice President, Finance. In 1991, Mr. Lunger became Vice President and Assistant General Manager for the Electronics Sector of Raychem, serving in that position until 1992 when he became Vice President and Group General Manager for the Company's Electronic Medical divisions. In 1994, Mr. Lunger joined Nashua Corporation, a conglomerate with diverse businesses ranging from office supplies to photo finishing, serving as Chief Administrative Officer and acting Chief Executive Officer until 1995. From 1995-1997, Mr. Lunger served as Senior Vice President and Chief Financial Officer of Oak Industries, Inc., a developer, manufacturer and supplier of active and passive components to the telecommunications industry. Mr. Lunger joined Millipore as Vice President and Chief Financial Officer in 1997, becoming Executive Vice President and Chief Operating Officer of the Company in 2000. Mr. Lunger was elected President of Millipore in April 2001, and became Chief Executive Officer in August 2001.

                        DIRECTORS CONTINUING IN OFFICE

      Term Expiring at the 2003 Annual Meeting of Stockholders (Class I)
--------------------------------------------------------------------------------

Mark Hoffman, 63, Independent Investor and Consultant

   Mr. Hoffman has been a Director of Millipore since 1976 and is currently a Member of the Audit and Finance Committee and the Governance and Public Policy Committee.

   Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Guinness Flight Venture Capital Trust PLC, London. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Hermes Focus Asset Management Limited, London.

--------------------------------------------------------------------------------

John F. Reno, 62, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

   Mr. Reno has been a Director of Millipore since 1993 and is currently a Member of the Governance and Public Policy Committee.

   Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer
(1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is Chairman of the Board of Trustees of the Boston Museum of Science. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the CEOs for Better Education in Massachusetts. He is also a Director of Nelson Irrigation Corporation and a Director of WGBH, Boston.

--------------------------------------------------------------------------------

C. William Zadel, 58, Chairman of the Board of Directors, Millipore Corporation; Chief Executive Officer and Chairman of the Board of Directors, Mykrolis Corporation

   Mr. Zadel has been Chairman of the Board and a Director of Millipore since 1996 and is currently Chairman of the Governance and Public Policy Committee. He will serve as Chairman of the Board and as a Director of Millipore until April 25, 2002, following the Annual Meeting of Stockholders.

   Mr. Zadel graduated from the United States Military Academy at West Point, N.Y., where he received a Bachelor of Science degree and his commission in the U.S. Marine Corps in 1965. He also received an M.B.A. from the University of Chicago. After completing his military service in 1969, Mr. Zadel joined Quaker Oats Co., a consumer products manufacturer, where he served in several management positions in that Company's personnel, manufacturing and marketing operations. From 1974, when he joined Johnson & Johnson, Co., until 1977, Mr. Zadel served in various management capacities with this manufacturer of medical and healthcare products and supplies. In 1977, Mr. Zadel became Manager of Corporate Strategic Planning for Abbott Laboratories, a pharmaceutical and diagnostic device manufacturer, assuming the position of General Manager of Abbott Medical Electronics Corporation in 1979. In 1983, he joined Corning Glass Works (now Corning Inc.), a manufacturer of laboratory science and specialty materials, as Vice President of Business Development, becoming Senior Vice President of Corning's Americas Operations in 1985. In 1986, Mr. Zadel became President and Chief Executive Officer of the Ciba Corning Diagnostics Corp. (the joint venture between Ciba-Geigy, a Swiss pharmaceutical company and Corning Inc., which became a wholly-owned subsidiary of Ciba-Geigy in 1989 and was acquired by Chiron Corporation in 1995). On April 1, 1996, Mr. Zadel joined Millipore as Chairman, President and Chief Executive Officer. He served as President until April 2001 and Chief Executive Officer until August 2001. Mr. Zadel is currently Chief Executive Officer and Chairman of the Board of Mykrolis Corporation. Mr. Zadel currently serves on the Board of Directors of Kulicke and Soffa Industries, Inc.; Matritech, Inc.; Citizens Bank of Massachusetts; the Massachusetts High Technology Council; and the American Business Conference. Mr. Zadel has served as Chairman of the Board of Directors of the Massachusetts High Technology Council (1999-2001) and as Chairman of the Health Industry Manufacturers Association (1994-1995).

      Term Expiring at the 2004 Annual Meeting of Stockholders (Class II)
--------------------------------------------------------------------------------

Prof. Dr. Daniel Bellus, 64, University of Fribourg (Switzerland)

   Prof. Dr. Bellus has been a Director of Millipore since 2000 and is currently a Member of the Management Development and Compensation Committee.

   Prof. Dr. Bellus received his Master's Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel:
Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy's research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC

Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of "Bellus Science and Innovation, International Consulting," located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 48 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including American Chemical Society; European Industrial Research Management Association and the American Association for the Advancement of Science. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland, USA, India and Czech Republic.

--------------------------------------------------------------------------------

Robert C. Bishop, 59, Chairman of the Board, AutoImmune, Inc.

   Dr. Bishop has been a Director of Millipore since 1997 and is currently Chairman of the Management Development and Compensation Committee and since February 2002, a Member of the Audit and Finance Committee.

   Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. From 1992-1999, Dr. Bishop served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he assumed his current position as Chairman of the AutoImmune Board of Directors. He has been awarded several U.S. patents in the medical products field. Dr. Bishop serves as a member of the Board of Directors of Quintiles Transnational Corporation and as a member of the Board of Trustees/Managers for the MFS/Sun Life Series Trust and Compass Accounts at MFS Investment Management. He also serves as a member of the Health Care/Life Sciences Advisory Board for One Equity Capital.

--------------------------------------------------------------------------------

Edward M. Scolnick, M.D., 61, President, Merck Research Laboratories; Executive Vice President, Science & Technology, Merck & Co., Inc.

   Dr. Scolnick has been a Director of Millipore since 2001 and is currently a Member of the Governance and Public Policy Committee.

   Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company's Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research, and served as such until assuming his current positions as President of Merck Research Laboratories in 1985, responsible for the Company's worldwide research activities, and Senior Vice President of Merck & Co., Inc. He became Executive Vice President, Science & Technology of Merck & Co., Inc. in 1993. He has served as a Director of Merck & Co., Inc., since 1997. Dr. Scolnick has received numerous academic appointments and is currently Frank H.T. Rhodes Class of '56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. Dr. Scolnick was recently appointed to the Governor's Pennsylvania Research Advisory Commmittee. He serves on the governing boards of many scientific organizations, including: Member, FDA Science Board; Member, National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and the Pennsylvania Montgomery County Emergency Services. Dr. Scolnik is currently President of the Pennsylvania Montgomery County Chapter of the National Alliance for the Mentally Ill. He is also a Director of GeneSoft, Inc., Renovis, Inc. and TransForm Pharmaceuticals, Inc.

Committees, Meetings and Fees of Directors

   The Millipore Board of Directors has three standing committees.

   The Audit and Finance Committee is comprised of at least three directors all of whom are "independent" as defined in sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. The Board of Directors has adopted a charter setting forth this Committee's audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore's annual reports. See "Charter of the Audit and Finance Committee, Appendix "A" to this Proxy Statement and "Report of the Audit and Finance Committee", p. 16. The Audit and Finance Committee met three times during 2001.

   The Governance and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. It also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Governance and Public Policy Committee held two meetings during 2001.

   The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan (formerly the Management Incentive Plan) and equity incentive plans. (See "Management Development and Compensation Committee Report on Executive Compensation at Millipore.") It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range personnel needs and its training and education activities. This committee met three times during 2001.

   During 2001, the Millipore Board of Directors held five meetings. Members of the Board of Directors received an annual retainer of $21,000 ($22,000 effective April 25, 2002), plus $1,000 for each Director's meeting attended. Directors serving as Chair of the committees received an additional $3,500 annual fee. Mr. Zadel resigned as President and Chief Executive Officer of Millipore in April 2001 and August 2001, respectively. He will continue to serve as Chairman of the Board until April 25, 2002 following the Annual Meeting of Stockholders. Mr. Zadel receives compensation for services as a Director and Committee Chair, as described above. He also receives an annual retainer for a Chairman who is not an officer of the Company ($42,000). (See Summary Compensation Table, f.n. (5), p. 20). Mr. Lunger receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 2001, except for Mr. Lane.

   Directors may elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units by entering into agreements with the Company whereby fees otherwise payable for services as a director are transferred to the director's deferred compensation stock unit account ("deferred account"). Each agreement provides for the conversion of amounts held in the deferred account into that whole number of deferred compensation phantom stock units based upon 100% of the fair market value of Millipore Common Stock on the conversion dates (either quarterly or semiannually) specified by the agreement ("Purchased Units"). Dividends declared on Millipore Common Stock are also credited to the director's deferred account in the form of Purchased Units. (See Footnote (1) to table on p. 26.) Upon retirement or earlier termination of service from the Board of Directors, the Purchased Units in the director's deferred account are converted to cash equivalents, based upon a formula specified in the agreement, and distributed in cash to the director in annual installments over ten years, or in a lump sum payment in the event of a director's death prior to retirement.

   In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the "1999 Plan"). Mr. Lunger is not an Eligible Director. Under the terms of the 1999 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value (as defined in the 1999
Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's assets, all outstanding options shall terminate except that the Board of Directors may, prior to the consummation of such transaction, accelerate the vesting of such options pursuant to a formula provided under the 1999 Plan or, in lieu thereof, may provide that any surviving or acquiring corporation grant replacement options. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a director from the Board of Directors.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

   The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policies and procedures with respect to determining compensation for Millipore's executive officers for 2001. The tables and textual information set forth following the report (pp. 19-22) disclose such compensation for the five most highly compensated executive officers for 2001.

   In establishing the amount of compensation in all forms for the Chief Executive Officer ("CEO") as well as the other executive officers of the Company, the Committee has operated pursuant to a set of written "Guiding Principles." (the Guiding Principles have been amended for the year 2002 and subsequent years, see below).

Operating pursuant to these Principles, the Committee annually establishes total target cash compensation (salary plus incentive payment expected to be earned if "target performance" (described below) is met) for the Chief Executive Officer and for the other executive officers as well. The total target cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the "Comparables") and which, with respect to total target compensation set for the year 2001 and prior years included a number of diverse companies in life science, industrial filtration and semiconductor markets. Total target cash compensation for substantially all of the other executive officers is set in a similar manner by reference to data provided to Millipore by an outside consulting firm on officers of the Comparables with similar job responsibilities. These Comparables are not the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p. 18, because these latter companies are not necessarily the ones with which Millipore competes for executive talent.

   Under the Millipore Incentive Plan (formerly the Management Incentive Plan) ("Incentive Plan") which provides the variable portion of target cash compensation, levels of corporate performance are defined in relation to the corporate goals as "threshold" performance (minimum performance for which any incentive payment will be made); "target" performance (typically, the projected corporate performance); and "stretch" (a level of corporate performance considered to be outstanding). For participants having divisional responsibilities, potential incentive payments are aligned more closely with divisional (not corporate) performance to reflect the business dynamics of the industries and markets served by the Company. If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. For 2001 and prior years, target incentive opportunities ranged from 10% to 65% of base salary for participants (except for the CEO) (approximately 150 people in 2001) depending upon the participant's position and level of responsibility within the Company. (The Incentive Plan has been amended for the year 2002 and subsequent years, see below, at p. 13.)

   The Committee approves the mix of corporate financial performance goals (including division and geographic financial performance goals for senior managers having divisional or geographic responsibilities) and individual performance goals that result in the actual incentive payment. Corporate financial performance comprises at least two thirds of the incentive payment entitlement of the CEO and those other executive officers with no particular divisional or geographical responsibility. Besides approving corporate and divisional goals, the Committee establishes personal goals for the CEO, and reviews the establishment by the CEO of the personal goals for the other executive officers.

   At the time of the submission of the annual corporate budget and based in part on the objectives reflected therein, the Committee reviews and approves for the subsequent year, the corporate performance goals and their respective "weights." At its December 2000 meeting, the Committee approved performance goals relating to growth in Sales, Contribution and Cash Flow for 2001. Growth in Sales was given the most "weight" and Contribution and Cash Flow were each given lesser weight. The Committee also established 2001 personal goals for the CEO which included, among others, increase in shareholder value; achievement of strategic initiatives and financial objectives; and development of the senior management team.

   Upon review (in December 2000) of the base salaries paid to the chief executive officers of the Comparables, Mr. Zadel's base annual compensation for 2001 was fixed at $694,575. The difference from the base salary he received in 2000 ($661,500) resulted from analysis of data for other executive officers with similar job responsibilities and took into account the base salaries paid by the Comparables to their chief executive officers as well as an evaluation of Mr. Zadel's performance during the year. That portion (i.e., 70% of base salary) of Mr. Zadel's total target cash compensation dependent upon the Company meeting its targeted (projected corporate performance) goals, increased over that of the prior year (65%) based on analysis of data for chief executive officers of the Comparables. Adjustments in the base salaries and target incentive payout opportunities of substantially all of the other executive officers for 2001 resulted as well.

   In December 2001, the Committee amended the Guiding Principles and the Incentive Plan to reflect the Company's emphasis on its life science business, as a result of the anticipated "spin off" and initial public offering of Mykrolis Corporation ("Mykrolis") in August 2001. The core values of the Guiding Principles remain as in prior years (to provide total compensation [base compensation and variable compensation opportunities]) consistent with similarly situated executive officers in comparable companies. The Committee determined, however, that compensation of the CEO and all other executive officers for the year 2002 and subsequent years would be set with reference to a peer group of life science companies that are more representative of the companies with which the Company competes for talent (the "Comparables").

   Under the Incentive Plan, as amended, financial and operational goals ("Performance Metrics") will be established against which Company and business unit performance will be measured. Performance Metrics will be described in terms of "Target" (the expected level of performance); "Threshold" (the minimum level of performance, below which no incentive payment will be made) and "Stretch" (incentive in excess of Target, based on performance in exceeding financial and operational goals). Performance Metrics will be "weighted" to reflect their relative importance. The Incentive Plan will link increasing amounts of cash compensation for senior managers to achievement of Performance Metrics, as well as a relative assessment of the contributions of each senior manager with respect to other individuals with similar organizational responsibilities. For the year 2002, incentive payment opportunities for Incentive Plan participants who are executive officers (except the CEO) will range from 0% to 85% of base salary depending upon the achievement of Performance Metrics as well as individual performance. The Committee will determine the annual award for the CEO subject to Board approval, and the CEO will make recommendations to the Committee for executive officer incentive awards.

   In establishing total compensation for the CEO and the other executive officers in December, 2001, the Committee determined that the Company's equity compensation program for the CEO and for the other executive officers named in the Summary Compensation Table would consist entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. The grant awards are set annually by the Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer and the executive officer's prior equity incentive awards. For years prior to 2001, Restricted Stock was included as a component of total equity compensation. "Restricted Stock" refers to stock which may be forfeited by the executive upon termination of employment within a specified period (usually four years) for any reason other than death, disability or retirement. While the Committee may, in the future, include Restricted Stock as a component of equity compensation for executive officers, it has determined that the current use of stock options more closely aligns shareholder and executive officer interests. The number of stock options granted to Mr. Lunger was 248,798 (adjusted as a result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore stockholders (see "Millipore Distribution of Mykrolis Corporation Common Stock" at p. 17). Adjustments in the number of stock options granted to all of the other executive officers for 2001 occurred as well.

   At its meeting in February 2002, the Committee reviewed the results of financial operations for 2001 and noted that corporate performance exceeded target (projected corporate) performance, as provided under the Incentive Plan in effect for 2001. The Committee approved the incentive payments for the eligible group (paid in February 2002) in the amounts set forth in the Summary Compensation Table (p. 19). Incentive payments received in 2002 are eligible for deferral under the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (the "Plan"). The Plan provides that certain members of senior management may elect, under terms provided by the Plan, to defer payment of a portion of the following calendar year's Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency. Amounts deferred under the Plan remain assets of the Company and subject to the claims of creditors in the event of the Company's insolvency.

   The Committee determined at the February 2002 Board meeting that substantially all of the shares reserved for issuance under the 1999 Stock Incentive Plan (the "1999 Plan") had been depleted. In order to continue to advance the interests of the Company and its subsidiaries by enhancing the Company's ability to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons or entities for such contributions, and (iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares of the Company's Common Stock, the Committee recommended and the Board of Directors approved the adoption of an amendment to the 1999 Plan to increase the shares reserved for issuance under that Plan by 5,000,000 shares, subject to Stockholder approval at the Annual Meeting. In order to allow for additional grants of stock options (with corresponding strike price reductions) so as to preserve the intrinsic value of outstanding, but unexercised, options granted to employees prior to Millipore's distribution of its Mykrolis Corporation stock to Millipore shareholders, the Committee, pursuant to the 1999 Plan, adjusted the maximum number of shares that may be delivered under the 1999 Plan from 4,000,000 to 4,650,000.

   In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add
Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company's senior executives who are required to be named in the Summary Compensation Table. Certain performance based compensation plans approved by stockholders (such as the 1999 Stock Incentive Plan), are not subject to the deduction limit, provided the conditions for deductibility otherwise are met. The Company has, in the past, structured its variable compensation program to meet the requirements for a "performance based" plan under Section 162(m) of the Code. In order to retain maximum flexibility in administering the Incentive Plan, as amended, and to pay competitive compensation reflecting the business dynamics of the markets it serves, the Company may make payments that do not satisfy the deductibility requirements of
Section 162(m) of the Code.

   The foregoing report has been furnished by the Management Development and Compensation Committee.

                                          Robert C. Bishop, Chair of the
                                            Committee
                                          Daniel Bellus
                                          Maureen A. Hendricks

Report of the Audit and Finance Committee

   The Audit & Finance Committee (the "Committee) has furnished the following report for the fiscal year ending December 31, 2001.

   The Committee has reviewed and discussed with management the financial statements for fiscal year 2001 audited by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors. The Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 ("Auditing Standards"). The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), relating to that firm's independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2001 for filing with the Securities and Exchange Commission.

   Fees: Set forth below are the aggregate fees and "out of pocket" expenses billed (or expected to be billed), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal year ended December 31, 2001:

                           Financial Design and
 Audit Fees                Implementation Fees       All Other Fees
 ----------                ------------------------- -------------------------
 $942,700 (1)              $0                        $3,262,100 (2)

(1) Includes approximately $0.4 million of fees related to the worldwide audit of Mykrolis Corporation, and $0.1 million of additional audit fees relating to the Company due to the separation of Mykrolis Corporation.

(2) Includes approximately: $1.6 million for audit services related to the initial public offering and "spin off" of Mykrolis Corporation; $0.6 million of human resource consulting services and $0.2 million of tax consultation services related to the separation, initial public offering and "spin off" of Mykrolis Corporation. Also included are services provided to Millipore for statutory audits, $0.3 million; tax consultation, $0.5 million and pension valuation, $0.1 million.

   PriceWaterhouseCoopers provided no management consulting or internal auditing services during 2001. Ernst & Young provided internal auditing services during 2001, the fees for which were $0.2 million.

   The Committee has determined that the services provided under "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

   The foregoing report has been furnished by the Audit and Finance Committee.

                                          Maureen A. Hendricks, Chair of the
                                            Committee
                                          Mark Hoffman
                                          Richard J. Lane

Millipore Distribution of Mykrolis Corporation Common Stock

   On February 27, 2002 (the "Distribution Date") Millipore completed the separation of Mykrolis Corporation ("Mykrolis") through the distribution, by way of a stock dividend, of all of the shares of Mykrolis common stock owned by Millipore (32,500,000 shares) on a pro rata basis to holders of Millipore Common Stock on February 13, 2002. In order to maintain the intrinsic value of stock options granted and outstanding under the Company's stock option plans prior to the Distribution Date, Millipore adjusted the number of stock options outstanding by multiplying them by the Adjustment Factor (and adjusted the related exercise prices per share by dividing them by the Adjustment Factor). The "Adjustment Factor" is equal to 1.13090, calculated as the ratio of (i) the closing price of Millipore Common Stock on the Distribution Date ($57.02) to
(ii) the adjusted closing price of Millipore Common Stock on the Distribution Date as the result of the distribution ($50.42).

                         Comparative Performance Graph

   The graph below compares the five-year cumulative total return, including the reinvestment of dividends, starting from "100" on December 31, 1996 through December 31, 2001, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1996 in each of the two indices and in Millipore.

                Comparison of Five Year Cumulative Total Return


               [CHART]

                     S&P Manufacturing-
          S&P 500  Diversified Industrials    MIL
          -------  -----------------------  -------
Dec 96    100.00           100.00           100.00
Dec 97    133.36           119.08            82.84
Dec 98    171.48           138.02            70.17
Dec 99    207.56           169.67            97.03
Dec 00    188.66           201.98           159.42
Dec 2001  166.24           198.95           154.80


   The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

Executive Compensation

   The following table sets forth all cash compensation as well as certain other compensation paid or accrued through February 26, 2002, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 2001, 2000 and 1999.

                          Summary Compensation Table

                                                              Long Term
                                Annual Compensation*       Compensation**
                              ------------------------- ---------------------
                                                               Awards
                                                        ---------------------
                                                                   Securities
Name and Principal                                      Restricted Underlying
Position or Number in                                     Stock     Options      All Other
Group                         Year Salary (1) Bonus (2) Awards (3)   (#)(4)   Compensation (5)
---------------------         ---- ---------- --------- ---------- ---------- ----------------
Francis J. Lunger............ 2001  $477,692  $ 668,433  $      0   248,798       $ 89,340
 President (4/26/01-present); 2000   375,000    538,687   945,000   101,781         57,964
 Chief Executive Officer and  1999   309,000    279,601   463,500    90,472         27,168
 Director (8/15/01-present)

Jeffrey Rudin................ 2001  $250,160  $ 343,919  $      0    73,509       $ 46,904
 Vice President,              2000   236,000    278,165   189,000    36,189         37,966
 General Counsel              1999   220,000    199,069   131,325    33,927         18,348

John E. Lary................. 2001  $244,650  $ 262,364  $      0    67,854       $ 51,256
 Vice President               2000   233,000    261,756   189,000    28,273         42,957
                              1999   218,000    191,191   131,325    28,273         19,258

Dominique F. Baly............ 2001  $243,750  $ 268,898  $      0    79,163       $ 43,102
 Vice President               2000   232,124    131,443   189,000    28,273         38,019
                              1999   222,768    138,251    73,388    22,618         21,939

Kathleen B. Allen............ 2001  $240,001  $ 357,378  $      0    79,163       $ 43,105
 Vice President,              2000   195,000    186,745   315,000    33,927         27,212
 Chief Financial Officer      1999   155,004     84,152   154,500    22,618         14,823

C. William Zadel............. 2001  $454,138  $ 300,000  $      0         0       $ 50,771
 Chairman President           2000   661,500    997,757         0   135,708        119,554
  (1/1/01-4/26/01)            1999   605,004    631,260   579,375   147,017         55,248
  Chief Executive Officer
  (1/1/01-8/15/01)

Footnotes to Summary Compensation Table

* Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 2001 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

** Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified. Compensation for Mr. Zadel for 2001 is for the periods indicated. Mr. Zadel resigned as President and Chief Executive Officer of Millipore effective April 26, 2001 and August 15, 2001,respectively. Mykrolis Corporation reimbursed the Company for compensation paid to Mr. Zadel for the period April - August, 2001.

(2) Amounts set forth for 1999, 2000 and 2001 indicate amounts paid in 2000, 2001 and 2002, respectively, under the Millipore Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. (See "the Management Development and Compensation Committee Report on Executive Compensation at Millipore"). Amount set forth for Mr. Zadel is for services performed as the Chief Executive Officer of Millipore.

(3) The value of Restricted Stock is determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the effective date of the grant. On January 3, 2002, the following executive officers held the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 2001 ($60.70 per/share)): Mr. Lunger, 24,666 shares/$1,497,226; Mr. Rudin, 6,383 shares/$387,448; Mr.
    Lary, 6,435 shares/$390,605; Mr. Baly, 5,617 shares/$340,952, Ms. Allen,
    8,333 shares/$505,813 and Mr. Zadel, 15,200 shares/$922,640. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(4) Stock options are granted by the Committee in December of each year and relate to the total cash compensation of the named executive officer for the current year. (See "Stock Options Granted in 2001" and "Management Development and Compensation Committee Report on Executive Compensation at Millipore."). The number of stock options granted has been adjusted as a result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore (see "Millipore Distribution of Mykrolis Corporation Common Stock " at p. 17).

(5) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Lunger, Rudin, Lary, Baly and Ms. Allen of $11,142 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $2,550, $2,550, 5,250, $5,100,
    $5,100 and $2625 to Messrs. Lunger, Rudin, Lary, Baly, Ms. Allen, and Mr. Zadel, respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans:
    $75,648, $33,212, $68,075, $26,830, $27,449, and $17,371 to Messrs. Lunger,
    Rudin, Lary, Baly, Ms. Allen, and Mr. Zadel, respectively; and compensation paid to Mr. Zadel for services as a member of the Board of Directors.

Stock Options Granted in 2001

   The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan ("1999 Plan") during the period January 1, 2001-December 31, 2001, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan to all employees during the period; (iii) the exercise price;
(iv) the expiration date and (v) the present value per option at the date of grant (December 5, 2001) of the options granted using the Black-Scholes methodology. Under the 1999 Plan, no options may be granted to Directors who are not employees of Millipore. The following data on stock options granted (and the exercise or base price per share) has been adjusted as a result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore (see "Millipore Distribution of Mykrolis Corporation Common Stock" at p. 17).

                                      Individual Grants (1)
                   -----------------------------------------------------------
                    Number of  % of Total
                   Securities   Options                           Grant Date
                   Underlying  Granted to Exercise or               Present
                     Options   Employees  Base Price  Expiration     Value
       Name        Granted (#)  in 2001    ($/Share)     Date    ($24.225) (2)
       ----        ----------- ---------- ----------- ---------- -------------
 Francis J. Lunger   248,798      13.1%     $53.904   12/5/2111   $6,027,132
 Jeffrey Rudin....    73,509       3.9%     $53.904   12/5/2111   $1,780,756
 John E. Lary.....    67,854       3.6%     $53.904   12/5/2111   $1,643,764
 Dominique F. Baly    79,163       4.2%     $53.904   12/5/2111   $1,917,724
 Kathleen B. Allen    79,163       4.2%     $53.904   12/5/2111   $1,917,724
 C. William Zadel.         0

(1) The 1999 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Unless otherwise agreed to by the Company or as may be otherwise provided by the 1999 Plan, options expire ninety days after termination of employment, except the 1999 Plan provides automatically for continued vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (at a certain age and with a certain number of years of service) from the Company. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price. As of February 2002, substantially all shares reserved for issuance under the 1999 Plan had been depleted (see "Adoption of the Amendment to the Millipore Corporation 1999 Stock Incentive Plan", at p. 28).

(2) The fair market value of each option granted is estimated on the date of the grant using the Black-Scholes model with the following assumptions in 2001: risk free interest rate of 4.23%; expected life of five years; expected volatility of 45% and no dividend. In 2002 the Company discontinued its practice of paying a cash dividend to stockholders.

Aggregated Option Exercises in Fiscal Year 2001 and December 31, 2001 Values of Unexercised Stock Options

   The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1999 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans).

                                                Number of Securities
                                                     Underlying      Value of Unexercised
                     Shares                     Unexercised Options  In the Money Options
                    Acquired                        at 12/31/01        at 12/31/01 (2)
                       on           Value           Exercisable/         Exercisable/
      Name        Exercise (#) Realized ($) (1)    Unexercisable*       Unexercisable*
      ----        ------------ ---------------- -------------------- --------------------
Francis J. Lunger         0                0      150,269/376,278    $2,786,603/2,176,991
Jeffrey Rudin....         0                0       65,622/121,656    $  1,342,897/848,461
John E. Lary.....         0                0      102,716/107,406    $  2,588,071/712,431
Dominique F. Baly    14,000       $  413,256       45,805/116,368    $    927,287/661,986
Kathleen B. Allen     1,780       $   82,280       40,817/119,025    $    953,241/688,393
C. William Zadel.   247,750       $4,237,600       95,844/188,294    $1,891,038/3,345,011

* The number of securities underlying unexercised options (and the value of unexercised options) has been adjusted as the result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore (see "Millipore Distribution of Mykrolis Corporation Common Stock" at p. 18).

(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31, 2001, and the exercise price of the option (prior to the payment of taxes).

Pension Plans

   The table below shows the estimated annual benefits payable in 2001 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                             Estimated Annual Minimum Retirement Benefits for
                                   Indicated Years of Credited Service
                             ------------------------------------------------
    Average Earnings During                                        30 (and
    Five Highest Consecutive                                         more
     Years in Fifteen Years                                        than 30)
      Prior To Retirement        15           20          25         (1)
      -------------------      -------      -------     -------   --------
           $  300,000         62,588       83,450     104,313     125,175
           $  350,000         73,463       97,950     122,438     146,925
           $  400,000         84,338      112,450     140,563     168,675
           $  450,000         95,213      126,950     158,688     190,425
           $  500,000        106,088      141,450     176,813     212,175
           $  550,000        116,963      155,950     194,938     233,925
           $  600,000        127,838      170,450     213,063     255,675
           $  650,000        138,713      185,950     231,188     277,425
           $  700,000        149,588      199,450     249,313     299,175
           $  750,000        160,463      213,950     267,438     320,925
           $  800,000        171,338      228,450     285,563     342.675
           $  850,000        182,213      242,950     303,688     364,425
           $  900,000        193,088      257,450     321,813     386,175
           $  950,000        203,963      271,950     339,938     407,925
           $1,000,000        214,838      286,450     358,063     429,675
           $1,050,000        225,713      300,950     376,188     451,425
           $1,100,000        236,558      315,450     394,313     473,175
           $1,150,000        247,463      329,950     412,438     494,425
           $1,200,000        258,338      344,450     430,563     516,675
           $1,250,000        269,213      358,950     448,688     538,425
           $1,300,000        280,088      373,450     466,813     560,175

(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

   The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and average compensation over the 5-year period prior to retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

   Millipore also maintains a supplemental non-qualified excess benefit plan (the "Supplemental Plan"), to operate in conjunction with the Company's tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain "key" employees (14 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the "Code") limiting the amount of retirement benefits and deferred compensation that may be received under the Company's tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer "matching" contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a "mirror image" Millipore Common Stock fund). Participant accounts in the "mirror image" stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Dividends payable on Millipore Common Stock are also credited to the "mirror image" stock fund as deferred compensation stock units. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant's termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

   Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 2001 full years of credited service under the Retirement Plan for certain officers were: Mr. Lunger - 4 years; Mr. Rudin - 5 years; Mr. Lary - 21 years; Mr. Baly 13 years; Ms. Allen - 18 years; and Mr. Zadel - 5 years.

Executive Termination Agreements

   Millipore has in effect agreements with Messrs. Lunger, Rudin, Lary, Baly, and Ms. Allen, and with Mr. Zadel (prior to August 2001) as well as five other executive officers, to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

   The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment at a rate equal to two times the amount of total target cash compensation (if such provisions had been triggered during 2001, the amounts payable to Messrs. Lunger, Rudin, Lary, Baly, Ms. Allen and Mr. Zadel (prior to August 2001) would have been $1,284,000, $750,000, $733,950, $682,500,
$720,000, and $2,361,556, respectively), medical, dental and life insurance benefits, and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately; shares of restricted stock become free of any restrictions and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

Certain Relationships and Related Transactions

   During 2001, Bristol-Myers Squibb Company purchased an aggregate of approximately $2 million of products from Millipore and its subsidiaries. Richard J. Lane, a Director, is currently Executive Vice President and President, Worldwide Medicines of Bristol-Myers Squibb Company. The relationship between Millipore and Bristol-Myers Squibb Company predates by many years Mr. Lane's election as a Director. During 2001 Merck & Co., Inc. purchased an aggregate of $13 million of products from Millipore and its subsidiaries. Edward M. Scolnick, a Director of Millipore since December 2001 is currently Executive Vice President, Science & Technology, Merck & Co., Inc. and President of Merck Research Laboratories. The relationship between Millipore and Merck & Co., Inc. predates by many years Dr. Scolnick's election as a Director. During 2001, Millipore paid Salomon Smith Barney, Inc. an aggregate of approximately $2.3 million for underwriter services in connection with the initial public offering and "spin off" of Mykrolis Corporation. Maureen A. Hendricks, a Director of Millipore, is currently a Managing Director of Salomon Smith Barney, Inc.

                      Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

   The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on February 26, 2002. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares. Option information for Directors and Officers (fnn (1) and (2), below) has been adjusted as the result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore (see "Millipore Distribution of Mykrolis Corporation Common Stock" at p. 17).

                                                                Amount
                                                              and Nature
                                                              of Shares
                                                             Beneficially % of
                  Name of Beneficial Owner                    Owned (1)   Class
                  ------------------------                   ------------ -----
 Kathleen B. Allen..........................................    53,839      *
 Dominique F. Baly..........................................    27,223      *
 Daniel Bellus..............................................     4,274      *
 Robert C. Bishop...........................................    14,911      *
 Maureen A. Hendricks.......................................    20,915      *
 Mark Hoffman...............................................    26,760      *
 Richard J. Lane............................................     5,219      *
 John E. Lary...............................................   117,220      *
 Francis J. Lunger..........................................   174,648      *
 John F. Reno...............................................    28,817      *
 Jeffrey Rudin..............................................    75,212      *
 Edward M. Scolnick.........................................       135      *
 C. William Zadel...........................................    96,355      *
 All Directors and Executive Officers as a Group (18 persons
   including those listed above):...........................   817,285(2)

* None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan), which the following directors have the right to acquire within 60 days: Mr. Reno, 19,229 shares; Mr. Hoffman, 16,967 shares; Mrs. Hendricks, 14,705 shares; Dr. Bishop, 10,181 shares; Mr. Lane and Dr. Bellus, 3,960 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days: Mr. Lunger, 150,269 shares; Mr. Rudin, 65,622 shares; Mr. Lary, 102,706 shares; Mr. Baly, 45,805 shares; and Ms. Allen, 41,382 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units ("Purchased Units") credited to the deferred compensation accounts of the following directors prior to the adjustment resulting from Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore and the conversion of the Mykrolis phantom stock units into Purchased Units: Dr.Bellus, 313.09 units; Dr. Bishop, 3,229.22 units; Mrs. Hendricks, 4,709.19 units; Mr. Hoffman, 1,684.46; Mr. Lane, 1,258.45 units; Mr. Reno, 7,587.32 units and Dr.
   Scolnik, 135.0 units. Purchased units are payable only in cash upon the Director's retirement or earlier termination of service from the Board of Directors. (See "Committees, Meetings and Fees of Directors" at p. .) Also included are 566.95 deferred compensation phantom stock units and 1,211.17 deferred compensation phantom stock units credited to the accounts of Messrs. Lunger and Zadel, respectively, under the Company's non-qualified Supplemental Plan (see Pension Plans at p. 23), and acquisitions by Messrs. Rudin, Ms. Allen and Mr. Zadel of approximately 1,348 shares, 270 shares, and 1,393 shares, respectively, under the Company's 1995 Employees' Stock Purchase Plan, as amended (the "Plan"). All regular employees, including executive officers (approximately 2400 employees in 2001) are eligible to participate in the Plan. The Plan provides for a series of annual offerings, commencing on June 1st ("Offering Date"), and permits eligible participants to purchase shares of Millipore Common Stock by means of payroll deduction at the lower of 85% of the Fair Market Value on the Offering Date or 85% of the Fair Market Value on the last day of August, November, February and May ("Alternate Offering Dates"). The Plan provides for certain limitations on the maximum amount of payroll deductions to purchase shares and the maximum number of shares that can be purchased by any participant during an Offering Period. It is intended that the Plan constitutes an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986.

(2) Includes 611,287 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 1.7% of the issued and outstanding stock on such date.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied, except for Mr. Emhiser who failed to file on a timely basis a Form 3; Mr. Melson who failed to file on a timely basis one Form 3 and one Form 5 covering 3 transactions; and Mr. Sanborn who failed to file on a timely basis one Form 4 relating to two transactions. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

                         ADOPTION OF AMENDMENT TO THE
                MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

   Millipore has long believed that it is in the best interests of its stockholders to adopt incentive compensation programs which align key employees' interests with those of stockholders and which also help attract and retain employees who are in a position to make substantial contributions to the successful conduct of Millipore's business and affairs. To this end, Millipore has maintained in effect the 1999 Stock Incentive Plan (the "1999 Plan") whereby these goals are achieved by awarding stock options and restricted stock as incentive compensation.

   As of February 2002, substantially all of the shares reserved for issuance under the 1999 Plan had been depleted (approximately 61,435 shares remained available for issuance). In order to continue the Company's equity incentive program, the Board of Directors, at its February 2002 meeting, approved an amendment to the 1999 Plan to increase the shares available for issuance under the 1999 Plan by an additional 5,000,000 shares subject to Stockholder approval at the 2002 Annual Meeting. If the amendment is approved by the stockholders, a maximum of 9,647,597 shares will be reserved for issuance under the 1999 Plan, of which approximately 4,586,162 shares are presently subject to outstanding awards (including 647,597 shares issued in connection with the distribution of Mykrolis Common Stock - see "Millipore distribution of Mykrolis Corporation Common Stock" at p. 17 and "Management Development and Compensation Committee Report on Executive Compensation at Millipore"), and 5,061,435 shares of Millipore Common will be available for grant under the 1999 Plan. Options granted or shares of Restricted Stock (as defined in the 1999 Plan) awarded prior to this amendment will continue to remain outstanding under the terms of the 1999 Plan.

   The following is a brief description of certain material features of the 1999 Plan, the full text of which appears as Appendix "B" to this proxy statement.

Description of the 1999 Plan

   The purpose of the 1999 Plan is to continue to advance the interests of the Company and its subsidiaries by enhancing the Company's ability to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons or entities for such contributions, and
(iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares of the Company's Common Stock.

   The amendment to the 1999 Plan will become effective on the date of its approval by stockholders and awards may be made under the 1999 Plan until April 22, 2009, when the 1999 Plan will terminate. The maximum number of newly approved shares that may be issued under the 1999 Plan is 5,000,000. The maximum number of options and Restricted Stock awarded to any participant in any calendar year under the 1999 Plan shall be (x) 250,000 in the case of all participants other than the Chief Executive Officer and/or President of the Company and (y) 500,000 in the case of the Chief Executive Officer and/or President of the Company. The maximum aggregate number of shares of stock which may be issued under the 1999 Plan pursuant to the exercise of "incentive stock options ("ISOs") shall be 1,000,000. The maximum aggregate number of shares of stock which may be issued under the Plan as Restricted Stock shall be 250,000.

   Eligibility. Awards may be made to employees of the Company and its subsidiaries and other persons or entities (excluding non-employee directors of the Company) who, in the opinion of the Management

Development and Compensation Committee (the "Committee"), are in a position to make a significant contribution to the success of the Company or its subsidiaries. In the past, the criteria for selecting employees eligible to receive options to purchase shares and/or Restricted Stock have typically included compensation guidelines as well as subjective factors. There are approximately 560 employees (including executive officers) who currently participate in the 1999 Plan.

   Terms and Conditions of Awards. Stock Options. The 1999 Plan provides for the grant of options to purchase shares of Millipore Common Stock which are intended to qualify as ISOs under the Code, as well as "non-qualified" options which are not intended to so qualify. ISOs may be awarded only to Employees. The exercise price of any stock option granted under the 1999 Plan shall be determined by the Committee and may not be less than 100% of the Fair Market Value of Millipore Common Stock; provided, that, in no case shall the exercise price of an option be less, in the case of an original issue of authorized stock, than the par value of a share. In the case of ISOs, the exercise price may not be less than 110% of such Fair Market Value with respect to any such option granted to a participant who owns 10% or more of the outstanding Millipore Common Stock. "Fair Market Value" shall mean the closing price of Millipore Common Stock on the New York Stock Exchange on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange is closed on the day prior to the date of grant, the next preceding day on which it is open or, if Millipore Common Stock is no longer listed on such Exchange, such term shall have the meaning provided by the terms of the 1999 Plan. The Fair Market Value of Millipore Common Stock on February 26, 2002 was $56.06 per share.

   The period within which each such option may be exercised cannot exceed ten years from the date of grant (five years with respect to an ISO granted to a ten percent stockholder as that term is defined in the 1999 Plan). Options are exercisable in full or in installments as provided by the terms of each option as determined by the Committee. The Committee may accelerate the time at which all or any part of an option may be exercised. Unless otherwise agreed to by the Committee, or as may otherwise be provided by the 1999 Plan, options expire ninety days after termination of employment except the 1999 Plan provides automatically for vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (after a certain age and with certain years of service) from the Company. Payment of the exercise price of any option must be made in full at the time of exercise. Such payment must be in cash or in such other form as the Committee may approve.

   Restricted Stock. The 1999 Plan permits the grant of awards of Restricted Stock which entitle the recipient to acquire shares of Millipore Common Stock, subject to certain restrictions or conditions, for no cash consideration (if permitted by applicable law) or for such consideration as the Committee may determine. Generally, awards of Restricted Stock are subject to restrictions on transfer and subject to forfeiture unless specified conditions are met, such as continuous service with the Company, achievement of business objectives and achievement of individual, unit or Company goals and retirement from the Company. Subject to such restrictions, conditions and forfeiture provisions, any recipient of an award of Restricted Stock will have all the rights of a stockholder of the Company with respect to the Restricted Stock received, including the right to vote the shares and to receive dividends thereon.

   Administration of the 1999 Plan. The 1999 Plan is administered by the Committee, the members of which are all outside independent directors who are not eligible to participate in the 1999 Plan. Subject to the terms of the 1999 Plan, the Committee has the authority to select recipients of awards, determine the size and type of awards to be made and determine the terms, conditions and limitations on which awards are made, including amendment of the terms and conditions of stock options previously granted. The Committee may delegate to senior officers of the Company who may also be directors of the Company certain duties under the 1999 Plan, except that only the Committee may designate and make grants to employees
(i) who are subject to Section 16 of the Securities Exchange Act of 1934 or any successor statute ("Exchange Act"), including, without limitation, decisions on timing, amount and pricing of awards, or (iii) whose compensation is covered by
Section 162(m) of the Code.

   General Provisions Applicable to All Awards. No awards made under the 1999 Plan (other than an award in the form of an outright transfer of Common Stock) may be assigned, pledged or transferred by a recipient other than by will or by the laws of descent and distribution except that upon such conditions as may be approved by the Board of Directors, employees may give stock options to immediate family members or family trusts. In the event of a merger, consolidation, any sale of substantially all of the Company's assets or other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's Common Stock (except for certain transactions that do not involve a change in the holders of a majority of the outstanding shares of Millipore Common Stock by a single person), the Committee may, by the vote of a majority of the members thereof who are Continuing Directors (as defined in the 1999 Plan), provide that all outstanding options will become immediately exercisable and each outstanding share of Restricted Stock shall become free of all restrictions or, in lieu of the foregoing, may provide that such acquiring or surviving corporation grant replacement awards. See "Executive Termination Agreements" at page 25.

   Shares authorized under the 1999 Plan may be allocated out of authorized but unissued or treasury shares. If any award requiring exercise by the employee for delivery of Common Stock is cancelled or terminates without having been exercised in full, the number of shares of Common Stock as to which such award was not exercised will be available for future awards. Shares of Millipore Common Stock tendered by an employee or withheld by the Company to pay the exercise price of an option or to satisfy the tax withholding obligations of the exercise or vesting of an award shall be available again for awards under the 1999 Plan, but only to employees who are not subject to Section 16 of the Exchange Act. Shares of Restricted Stock forfeited to the Company in accordance with the 1999 Plan and the terms of the particular award will be available for future awards under the 1999 Plan.

   The Committee is required to make appropriate adjustments to outstanding awards to reflect stock dividends, stock splits and similar events. The Committee may at any time discontinue granting awards under the 1999 Plan. The Committee may amend or terminate the 1999 Plan, provided that no such action will be made without the approval of the stockholders of the Company, if such approval is required by Section 16 of the Exchange Act. Examples of actions which would require approval by stockholders include an increase in the maximum number of shares of Millipore Common Stock which can be issued under the 1999 Plan.

Federal Tax Aspects of the 1999 Plan

   Millipore receives no consideration for the grant of stock options. Under certain provisions of the Code, upon the exercise of non-qualified stock options an optionee will recognize ordinary taxable income in the amount of the excess of the fair market value of Millipore Common Stock on the date of exercise over the option price, and Millipore will be entitled to a tax deduction in the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

   By contrast, there is no taxable income realized by an optionee upon the exercise of an ISO. However, the amount by which the fair market value of the shares purchased exceeds the ISO option price will be an item of tax preference that may be subject to the alternative minimum tax on tax preference items, depending upon the optionee's individual tax situation. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for federal income tax purposes.

   If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount, subject to applicable withholding requirements. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules apply where all or a portion of the exercise price of the ISO is paid by tendering shares of Millipore Common Stock. A disqualifying disposition in the year of exercise will eliminate the alternative minimum tax effect of the ISO.

   In 1993, the Code was amended to add Section 162(m) which places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company's senior executive officers who are required to be named in the Summary Compensation Table. Certain performance-based compensation plans approved by stockholders are not subject to the deduction limit. The effect of stockholder approval of the 1999 Plan is to enable the Company to deduct compensation that could exceed $1,000,000 (which includes the grant of awards under the 1999 Plan), if the conditions for deductibility are otherwise met.

Reasons for the Adoption of the Amendments to the 1999 Plan

   Management recommends voting in favor of the amendment to the 1999 Plan because it provides a flexible and easily administered means by which the Company may grant equity-based compensation to its employees and others who can make a significant contribution to the Company. The number of shares presently available for issuance under the 1999 Plan is virtually depleted and the amendment to the 1999 Plan will increase the number of shares available for issuance in the form of stock option and restricted stock awards. If the amendment to the 1999 Plan is not approved, there will not be sufficient shares reserved for issuance under the existing plans to permit continued granting of stock options and restricted stock awards. In addition, the goal of aligning management's interests with those of stockholders will not be achieved, and the Company will be at a significant disadvantage vis-a-vis its competitors and others in attracting and retaining talented and qualified employees.

   Further, stockholder approval of the 1999 Plan is necessary in order to insure that compensation issued under the 1999 Plan will continue to be deductible by the Company as provided by Section 162(m) of the Code. In the event stockholder approval is not obtained, management will determine an appropriate course of action.

   A favorable vote by stockholders who hold at least a majority of the share of Millipore Common Stock present or represented by proxy at the Annual Meeting and voting thereon is required for the adoption of the amendment to the Millipore Corporation 1999 Stock Incentive Plan.

   The Board of Directors recommends a vote FOR adoption of the amendment to the Millipore Corporation 1999 Stock Incentive Plan.

New Plan Benefits Table - 1999 Stock Incentive Plan

   The following table sets forth awards made in 2001 under the 1999 Plan to the executive officers listed in the Compensation Table, to all executive officers as a group and to all employees as a group. The 1999 Plan provides for the award of shares of Restricted Stock in addition to stock options at the discretion of the Committee. No shares of Restricted Stock were awarded in 2001 (see "Management Development and Compensation Committee Report on Executive Compensation at Millipore"). The number of stock options granted (and the exercise price per share) has been adjusted as a result of Millipore's distribution to its stockholders of all of the shares of common stock of Mykrolis Corporation held by Millipore (see "Millipore Distribution of Mykrolis Corporation Common Stock" at p. 17 ).

                                                           No. of   Exercise
                                                           Shares   Price of
                                                         Underlying   Stock
                                                           Stock     Options
                    Name and Position                     Options   ($/share)
                    -----------------                    ---------- ---------
  Francis J. Lunger.....................................
  President, Chief Executive Officer                      248,798    $53.904
  Jeffrey Rudin.........................................
  Vice President                                           73,509    $53.904
  John E. Lary..........................................
  Vice President                                           67,854    $53.904
  Dominique F. Baly.....................................
  Vice President                                           79,163    $53.904
  Kathleen B. Allen.....................................
  Vice President, Chief Financial Officer                  79,163    $53.904
  C. William Zadel......................................
  Chairman of the Board                                         0
  All current executive officers as a group (10 persons)  944,305
  All employees (excluding executive officers as a group
    (approximately 550 persons)                           980,146    $ 54.67*

   * weighted average exercise price/share

Other Principal Holders of Millipore Common Stock

   As of February 26, 2002 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities.

                                                   Amount and nature
                                                     of beneficial   Percent
Name and address of beneficial owner                   ownership     of class
------------------------------------               ----------------- --------
PRIMECAP Management Company.......................     6,160,155(1)    12.9%
  225 South Lake Avenue, Ste. 400
  Pasadena, CA 91101
FMR Corp..........................................     3,351,193(2)     7.0%
  82 Devonshire Street
  Boston, MA 02109
JANUS Capital Corp................................     2,865,090(3)     6.0%
  100 Fillmore Street, Suite 300
  Denver, CO 80206
IRIDIAN Asset Management LLC......................     2,452,897(4)     5.1%
  276 Post Road West
  Westport, CT 06880

(1) Of the shares reported as beneficially owned by PRIMECAP Management, a registered investment company, it has sole power to vote or direct the vote of 1,335,155 shares, and sole power to dispose of or to direct the disposition of all of such shares. Of the total number of shares reported by PRIMECAP Management, Vanguard/PRIMECAP Fund, Inc. of Valley Forge, PA, reports as beneficially owned 2,820,000 shares over which it has sole voting power and sole dispositive power.

(2) FMR Corp., including certain of its wholly-owned domestic and foreign subsidiaries, has sole power to vote or to direct the vote of 903,123 of such shares, and sole power to dispose of or to direct the disposition of all of such shares.

(3) Of the shares reported as beneficially owned by JANUS Capital, a registered investment adviser, it has sole power to vote or to direct the vote and to dispose of or direct the disposition of all of such shares.

(4) Of the shares reported as beneficially owned, IRIDIAN, an investment adviser, has direct power to vote or to direct the vote and the direct power to dispose of or to direct the disposition of 2,452, 897 of such shares, and may be deemed to have shared power to vote or direct the vote and shared power to dispose of or to direct the disposition of 135,000 of such shares.

   The foregoing is based upon information received from the above beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission during January and February 2002.

                                  ACCOUNTANTS

   Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore's annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected PricewaterhouseCoopers, L.L.P as Millipore's independent public accountants for fiscal 2002 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" and "Report of Audit and Finance Committee" for names of those Directors comprising the Audit and Finance Committee.

   Millipore's financial statements for 2001 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

   The deadline for receipt of stockholder proposals for inclusion in Millipore's 2003 Proxy Statement is November 17, 2002. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date.

   The deadline for receipt of timely notice of stockholder proposals for submission to the Millipore 2003 Annual Meeting of Stockholders without inclusion in Millipore's 2003 Proxy Statement is January 31, 2003. Unless such notice is received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730, Attention Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

                            FORM 10-K ANNUAL REPORT

   Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 2001, by writing to Geoffrey E. Helliwell, Treasurer, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                          Millipore Corporation

March 14, 2002

                                                                   Appendix "A"

                  Charter of the Audit and Finance Committee

   The charter of the Audit and Finance Committee shall be:

A.  General:

1. The Committee shall be comprised of at least three members all of whom shall be independent directors. "Independent" shall mean that the director has no relationship to the Corporation that may interfere with the exercise of his/her independence from management and the Corporation.

2. All members of the Committee shall, in the opinion of the Board, be financially literate and at least one member shall, in the opinion of the Board, have accounting or related financial management expertise.

3. The outside auditor for the company shall be ultimately accountable to the Board of Directors and the Committee. The Committee and Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

4. The Committee shall determine policy with respect to the retention of the Corporation's outside auditor for the performance of non-audit professional services in order to assure that the independence of such auditor will not be impaired by any such engagement. In this regard the Committee shall be responsible for ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the company and that the Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board of Directors take appropriate action to ensure the independence of the outside auditor.

B.  Audit Functions:

1. To recommend to the Board the annual selection of the outside auditor of the Corporation.

2. To meet with the Corporation's outside auditor to accomplish the following:

    a. Before the commencement of the annual examination, discuss in general terms the scope of the examination and the anticipated fees in connection therewith.

    b. At the completion of the annual examination, review with the outside auditor the Corporation's financial statements in the form as proposed to be released to the public and the outside auditor's "management letter" and/or recommendations with respect to internal controls.

    c. At such other times as it deems appropriate, to discuss the quality and depth of staffing in the financial and accounting departments and recent and prospective opinions of the accounting principles board and their impact on the Corporation's financial statements.

3. To review with the appropriate officers of the Corporation and the outside auditor the Annual Report on Form 10-K and proxy, as well as the Annual Report to Shareholders.

4. To review with the appropriate officers of the Corporation and the internal auditors the duties and responsibilities of the internal auditing function and approve the plan for the internal audit of the operational procedures of the Corporation.

5. To review with the appropriate officers, the Corporation's policy regarding business ethics and the procedures being used to audit its conformity, as well as review the Corporation's policy and procedures to ensure compliance with the Foreign Corrupt Practices Act.

C.  Finance Functions:

1. To review the financial condition of the Corporation so as to be aware of its total financial strategies, resources, strengths, capabilities and staffing.

2. To review the Corporation's long-range and short-term cash flow and financial strategies and plans.

3. To review and make recommendations to the Board with respect to management proposals concerning long and short-term debt financing, acquisitions, investments, dividend actions, plans and programs involving the purchase or redemption of the Corporation's securities and capital expenditures of a major nature.

                                                                    Appendix"B"

                             MILLIPORE CORPORATION
                AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1.  Purpose

   The purpose of this 1999 Stock Incentive Plan (the "Plan") is to advance the interests of Millipore Corporation (the "Company") and its subsidiaries by enhancing the ability of the Company to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons or entities for such contributions; and (iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares ("Shares") of the Company's common stock ("Stock").

   The Plan is intended to accomplish these goals by enabling the Company to grant awards ("Awards") in the form of Options and Restricted Stock, all as more fully described below.

2.  Administration

   The Plan will be administered by the Management Development and Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Plan and its administration will comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule and will comply with the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will determine the recipients of Awards, the times at which Awards will be made and the size and type or types of Awards to be made to each recipient and will set forth in such Awards the terms, conditions and limitations applicable to it. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and binding on all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee or the Board to make adjustments under Section 12 or to amend or terminate the Plan under Section 16.

3.  Effective Date and Term of Plan

   The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date, subject to such approval of the Plan.

   The Plan will terminate ten years after the effective date of the Plan, subject to earlier termination of the Plan by the Board pursuant to Section 16. No Award may be granted under the Plan after the termination date of the Plan, but Awards previously granted may extend beyond that date.

4.  Shares Subject to the Plan

   Subject to adjustment as provided in Section 11 below, (i) the maximum aggregate number of Shares of Stock that may be delivered for all purposes under the Plan shall be 9,647,597 (5,061,435 shares after giving effect to the Board of Directors approval of an amendment in February 2002 increasing the number of shares by 5,000,000, subject to approval by the Stockholders at the 2002 Annual Meeting) and (ii) the maximum number of Options and Restricted Stock awarded to any Participant (as defined in Section 5 below) in any calendar year under the Plan shall be (x) 250,000 in the case of all Participants other than the Chief Executive Officer and/or President of the Company and (y) 500,000 in the case of the Chief Executive Officer and/or President of the Company. The maximum aggregate number of Shares of Stock which may be issued under the Plan pursuant to the exercise of ISOs (as defined in Section 7 below) shall be 1,000,000. The maximum aggregate number of Shares of Stock which may be issued under the Plan as Restricted Stock shall be 250,000.

   If any Award requiring exercise by the Participant for delivery of Stock is canceled or terminates without having been exercised in full, the number of Shares of Stock as to which such Award was not exercised will be available for future grants of stock. Shares of Stock tendered by a Participant or withheld by the Company to pay the exercise price of an Option or to satisfy the tax withholding obligations of the exercise or vesting of an Award shall be available again for Awards under the Plan, but only to Participants who are not subject to Section 16 of the Exchange Act. Shares of Restricted Stock forfeited to the Company in accordance with the Plan and the terms of the particular Award shall be available again for Awards under the Plan.

   Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional Shares of Stock will be delivered under the Plan and the Committee shall determine the manner in which fractional share value will be treated.

5.  Eligibility and Participation

   Those eligible to receive Awards under the Plan ("Participants") will be persons in the employ of the Company or any of its subsidiaries ("Employees") and other persons or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries, except that non-Employee directors of the Company or a subsidiary of the Company are not eligible to participate in this Plan. A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.  Delegation of Authority

   The Committee may delegate to senior officers of the Company who are also directors of the Company (including, without limitation, the Chief Executive Officer and/or President) its duties under the Plan subject to such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make grants to Participants (i) who are subject to Section 16 of the Exchange Act or any successor statute, including, without limitation, decisions on timing, amount and pricing of Awards, or (ii) whose compensation is covered by Section 162(m) of the Code.

7.  Options

   a. Nature of Options. An Option is an Award entitling the Participant to purchase a specified number of Shares at a specified exercise price. Both "incentive stock options," as defined in Section 422 of the Code (referred to herein as an "ISO") and non-incentive stock options may be granted under the Plan. ISOs may be awarded only to Employees.

   b. Exercise Price. The exercise price of each Option shall be determined by the Committee, but in the case of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent shareholder) of the Fair Market Value of a Share at the time the ISO is granted; nor shall the exercise price of any other Option be less than 100% of the Fair Market Value of a Share at the time the Option is granted; provided, that, in no case shall the exercise price of an Option be less, in the case of an original issue of authorized Stock, than the par value of a Share. For purposes of this Plan, "Fair Market Value" shall mean, except as provided below, the closing price of a Share as reported on the New York Stock Exchange on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the New York Stock Exchange is closed on the day prior to the date of grant, the next preceding day on which it is open or, if the Shares are no longer listed on such Exchange, such term shall have the same meaning as it does in the case of ISOs. In the case of ISOs, the term "Fair Market Value" shall have the same meaning as it does in the provisions of the Code and the regulations thereunder applicable to ISOs. For purposes of this Plan, "ten-percent shareholder" shall mean any Employee who at the time of grant owns directly, or is deemed to own by reason of the attribution rules set forth in Section 424(d) of the Code, Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

   c. Duration of Options. In no case shall an Option be exercisable more than ten years (five years, in the case of an ISO granted to a "ten-percent shareholder" as defined in (b) above) from the date the Option was granted.

   d. Exercise of Options and Conditions Options granted under any single Award will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

   e. Payment for and Delivery of Stock. Full payment for Shares purchased will be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares of Stock.

8.  Restricted Stock

   A Restricted Stock Award entitles the recipient to acquire Shares, subject to certain restrictions or conditions, for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. The Award may be subject to such restrictions, conditions, and forfeiture provisions as the Committee may determine, including, but not limited to, restrictions on transfer; continuous service with the Company; achievement of business objectives, and individual, unit and Company performance. Subject to such restrictions, conditions and forfeiture provisions as may be established by the Committee, any Participant receiving an Award will have all the rights of a stockholder of the Company with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any dividends thereon. In the event of a Participant's death, any Restricted Stock previously awarded to him shall become free of restrictions, unless at the time of its initial grant the Committee has provided otherwise.

9.  Transfers and Terminations

   a. No Award (other than an Award in the form of an outright transfer of Stock) may be assigned, pledged or transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime will be exercisable only by the Participant or, in the event of a Participant's incapacity, his or her guardian or legal representative, except that with the approval of the Board of Directors (and upon such terms and conditions imposed by the Board) Participants may gift Options to immediate family members or family trusts.

   b. If and when an employee Participant shall cease to be an employee of the Company (or a subsidiary) any Award granted to him under this Plan shall, except as otherwise provided in this Section 9(b), terminate. During the 90 day period following the Participant's termination of employment, for reasons other than "cause", the Participant shall have the right to exercise any Options previously granted, vested and exercisable on the Participant's employment termination date. In the event an employee is terminated for "cause", any Option granted to him under this Plan shall terminate immediately.

   The Committee may provide for an optionee a special exercise period which will apply if his employment terminates due to retirement at normal retirement age (as defined in the Company's Retirement Plan) or he terminates his employment earlier with the consent of the Company (the "Special Exercise Period"). The Special Exercise Period will begin on the date of termination of employment and end on the date specified by the Committee, but in no event later than the earlier of the expiration date of the option or the fifth anniversary of the date of termination of employment. During such period the option will be exercisable to the extent it would have been exercisable had the Participant remained in the employ of the Company.

   With respect to non-incentive stock options granted under the Plan to employees, the Special Exercise Period shall apply without further consent of the Committee if a Participant's employment with the Company terminates after such Participant has attained age 62 and completed ten (10) years of Service (as defined in the Company's Retirement Plan) with the Company.

   Any question whether or when a Participant has retired or terminated his employment with the consent of the Company shall be determined by the Committee, and its determination shall be final.

   If a Participant dies while employed by the Company (or a subsidiary) or during a Special Exercise Period provided under this Section 9(b), his Option may be exercised in accordance with Section 10.

   Notwithstanding any other provision contained in this Plan, the Company shall have the right, but shall not be required, to repurchase from any employee who terminates his employment without the consent and approval of the Company, within six months of the exercise of any Option, the shares of the Company's Common Stock so purchased by said employee at their original (or exercise) price.

   c. In the event a Participant's employment with the Company terminates after such Participant has attained the age of 62 and completed ten (10) years of Service (as defined in the Company's Retirement Plan) with the Company, any Restricted Stock previously granted to him under the Plan shall become free of any and all restrictions.

   d. No award, nor anything contained in the Plan shall confer upon any participant any right to continue in the Company's employ or limit in any way the Company's right to terminate his employment at anytime. In no event shall the loss of profit or potential profit in any award constitute an element of damages in the event of termination of the employment relationship of the participant, even if the termination is in violation of an obligation of the Company or any of its subsidiaries.

10.  Death of Participant

   a. Should a participant die while in the employ of the Company (or a subsidiary), or within a Special Exercise Period provided to him under Section 9, any Option held by him at death may be exercised by his estate, or by the person or persons designated in his last will and testament, as follows: In the case of death during employment, each Option will be exercisable until the earlier of (1) the first anniversary of his death (or such earlier date as the Committee may establish at the time of the grant) and (2) the original expiration date of the Option to the extent the Option was exercisable by the participant at the time of death. In the case of death during a Special Exercise Period, each Option will be exercisable during the remainder of such period to the extent it would have been exercisable had the employee lived.

11.  Adjustments

   a. In the event of a stock dividend, stock split or combination of Shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of Shares that may be delivered under the Plan and to any Participant under Section 4 above.

   b. In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of Shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

   c. In the event that any option granted under the Millipore Corporation 1995 Combined Stock Option Plan, as Amended, or any restricted stock awarded under the 1995 Long Term Restricted Stock (Incentive) Plan for Senior Management shall expire or terminate or be forfeited under said Plans, then, in that event, any such option or restricted stock shall be added to the number of Shares of Stock that may delivered for all purposes under this Plan.

12.  Rights as a Stockholder

   Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Shares.

13.  Conditions on Delivery of Stock

   The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions or legends from Shares previously delivered under the Plan until, (a) in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Shares are at the time listed on any stock exchange, the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and (c) all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

   If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

14.  Tax Withholding

   The Company will have the right to deduct from any cash payment under the Plan taxes that are required to be withheld and further to condition the obligation to deliver or vest Shares under this Plan upon the Participant's paying the Company such amount as it may request to satisfy any liability for applicable withholding taxes. The Committee may in its discretion permit Participants to satisfy all or part of their withholding liability by delivery of Shares with a Fair Market Value equal to such liability or by having the Company withhold from Stock delivered upon exercise of an Award, Shares whose Fair Market Value is equal to such liability.

15.  Mergers; Etc.

   In the event of any merger or consolidation involving the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's then outstanding Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), all outstanding Options shall, if the Committee, so votes by a majority of the members of the Committee who are Continuing Directors (as defined below), become immediately exercisable and each outstanding share of Restricted Stock shall immediately become free of all restrictions and conditions. In that event, upon consummation of the Transaction, all outstanding Options shall terminate and cease to be exercisable.

   In lieu of the foregoing, if there is an acquiring or surviving corporation or equity, the Committee may, by vote of a majority of the members of the Committee who are Continuing Directors, arrange to have such acquiring or surviving corporation or entity or an Affiliate (as defined below) thereof grant to Participants holding outstanding Awards replacement Awards which, in the case of ISOs, satisfy, in the determination of the Committee, the requirements of Section 424(a) of the Code.

   The term "Continuing Director" shall mean any director of the Company who
(i) is not an Acquiring Person or an Affiliate of an Acquiring Person and (ii) either was (A) a member of the Board of Directors of the Company on the date hereof or (B) nominated for his or her initial term of office by a majority of the Continuing Directors in office at the time of such nomination. The term "Acquiring Person" shall mean, with respect to any Transaction, each Person who is a party to or a participant in such Transaction or who, as a result of such Transaction, would (together with other Persons acting in concert) own a majority of the Company's outstanding Common Stock; provided, however, that none of the Company, any wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any trustee in respect thereof acting in such capacity shall, for purposes of this Section, be deemed an "Acquiring Person". The term "Affiliate", with respect to any Person, shall mean any other Person who is, or would be deemed to be, an "affiliate" or an "associate" of such Person within the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The term "Person" shall mean a corporation, association, partnership, joint venture, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

16.  Amendments and Termination

   The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan provided that, except for adjustments under Section 11 hereof, no such action will modify such Award in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Award. Notwithstanding the preceding sentence, the Committee will not reprice any stock option (whether by modification of the exercise price, replacement, or cancellation and regrant) without shareholder approval.

   The Board may amend, suspend or terminate the Plan except that no such action may be taken, without shareholder approval, which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.

17.  Prior Plans

   This Plan is intended to replace the Millipore Corporation 1995 Combined Stock Option Plan, as amended and the 1995 Long Term Restricted Stock (Incentive) Plan for Senior Management (collectively the "Prior Plans"), which Prior Plans shall automatically be terminated and replaced and superseded by this Plan on the date on which this Plan becomes effective, except that any option or restricted stock granted under the Prior Plans shall remain in effect pursuant to their terms.

18.  Miscellaneous

   This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

                                                                 SKU-0960-PS-02

                                     PROXY

                             MILLIPORE CORPORATION

                  Annual Meeting of Stockholders April 25,2002

     The undersigned hereby constitutes and appoints FRANCES J. LUNGER, KATHLEEN
B. ALLEN and JEFFREY RUDIN, and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Bedford, Massachusetts on April 25, 2002 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.


----------------                                                ----------------
SEE REVERSE SIDE             (Continued on reverse side)        SEE REVERSE SIDE
----------------                                                ----------------

MILLIPORE

                                              YOUR PROXY CARD IS ATTACHED BELOW.
                                                         YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

[X] Please mark votes as in the example.

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted IN FAVOR of all nominees, FOR Proposal 2 and in the discretion of the named proxies as to any other matter that may come before the Meeting.

1.   Election of Directors

     The undersigned GRANTS authority to elect as directors the following nominees:

     Nominees: (01) Maureen A. Hendricks, (02) Richard J. Lane,
               (03) Francis J. Lunger.


     FOR ALL NOMINEES [_]            [_] WITHHELD FROM ALL NOMINEES



    [_]
       -------------------------------------
       For all nominees except as noted above


2. Adoption of the Amendment to the Millipore Corporation 1999 Stock Incentive Plan.

               FOR                AGAINST                 ABSTAIN
               [_]                  [_]                     [_]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

Please sign exactly as your name appears hereon, Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                     Date:
          ----------------------------              ---------------



Signature:                                     Date:
          ----------------------------              ---------------